Exhibit 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Third Quarter Fiscal 2016 Financial Results

~Net Sales of $109 million

~Nutritional Food sales of $96 million

Qingdao, China and Rockville, Md. – February 5, 2016 – Synutra International, Inc. (Nasdaq: SYUT), (“Synutra” or the “Company”), which owns subsidiaries in China that produce, distribute and sell nutritional products for infants, children and adults, today announced financial results for the third quarter of fiscal 2016 ended December 31, 2015.

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “Our third quarter of fiscal 2016 results continued to reflect impacts from the competitive promotional environment and unfavorable foreign currency exchange rates. However, we were still able to achieve meaningful growth in margin expansion this quarter due to lower raw material costs and our ongoing effective controls over discounts and expenses. Our progress in the strategic online-to-offline ThumbMama platform contributed to our performance in the December quarter, as the number of active part-time promoters on our WeChat-based ThumbMama online social network platform surpassed our number of full-time in-store promoters, and the sales from the ThumbMall online channel, which is linked to the ThumbMama platform, continued to grow quickly as a percentage of total sales.”

Mr. Zhang continued, “We have experienced some delays in the development of our French project related to the two spray drying towers, and we started the trial operations of the mixing and canning facility in January 2016 with formal production of the entire project now expected to be on or before April 1, 2016. We expect to import canned products into China with all required licenses in the first quarter of fiscal 2017. Our total budget for the French project is expected to increase marginally due to additional staffing and raw material procurement costs caused by the delay. Going forward, we remain committed to our sustained pricing strategy, maximizing operational efficiency and further developing brand equity and customer loyalty. We also intend to capitalize on industry consolidation to establish Synutra as a leading IMF producer in China, particularly as we import premium products from our French facility in the future.”

Third Quarter Fiscal 2016 Financial Results

Net sales were$109.3 million for the third quarter of fiscal 2016, a decrease of 5.3% from $115.3 million in the third quarter of fiscal 2015. Net sales from the Company’s Nutritional Food segment, which mainly includes branded powdered formula products, were $96.3 million, or 88.1% of net sales, in the third quarter. This represents a decrease of 9.7% from the prior year period’s sales of $106.6 million, or 92.4% of net sales. This decrease was due to a 4.5% decrease in milk formula sales by volume and a 5.5% decrease in average selling price, compared to the prior year period. Sales of powdered formula products decreased to 7,647 metric tons in the third quarter, compared to 8,006 metric tons in the prior year period. Average selling price was $12,588 per metric ton, compared to $13,316 per metric ton in the prior year period.

Net sales from the Nutritional Supplement segment were $10.6 million, or 9.7% of net sales, compared to $5.6 million, or 4.9% of net sales, in the prior year period. This segment is primarily comprised of ingredients such as chondroitin sulfate sold to certain international pharmaceutical companies.

Net sales from Other Business, which includes imported whole milk powder and whey protein powder sold to industrial customers, were $2.4 million, or 2.2% of net sales, in the third quarter of fiscal 2016, compared to $3.1 million, or 2.7% of net sales, in the prior year period. The decrease in sales from Other Business was primarily due to less unusable raw materials available to be sold in bulk to industrial customers due to the use of infant-grade whole milk powder, which contains a higher percentage of powder that can go directly into the Company’s final milk formula products under its dry-mixing production method.

Gross profit was $55.4 million in the third quarter of fiscal 2016, compared to $52.7 million in the prior year period. Gross margin was 50.7%, an increase from 45.7% in the prior year period. This increase was primarily due to the lower cost of raw materials used for products in the Nutritional Food segment during the December quarter, partially offset by the decreased average selling price. Gross margin for the Nutritional Food segment was 57.0%, an increase from 49.6% in the prior year period.

Selling and distribution expenses were $14.0 million in the third quarter of fiscal 2016, compared to $15.9 million in the prior year period. Advertising and promotional expenses were $12.8 million in the third quarter, compared to $10.5 million in the prior year period. Selling and distribution, and advertising and promotion expenses combined accounted for 24.6% of sales, compared to 22.8% in the prior year period. The increase was primarily due to an increase in online advertising expenses for the Company’s specialty formula products, partially offset by lower employee bonus costs associated with lower sales.

Income from operations was $20.6 million, or 18.9% of sales, in the fiscal third quarter, compared to $19.2 million, or 16.7% of sales, in the prior year period. The increase in operating margin was primarily driven by the lower cost of whole milk powder.

Net foreign currency exchange loss was $2.4 million in the third quarter of fiscal 2016, compared to a gain of $504,000 in the prior year period. This loss was primarily due to the depreciation of the RMB against the USD and the euro as one of the Company’s PRC subsidiaries, whose functional currency is RMB, had borrowed significant loans denominated in USD and euro.

Net income was $12.3 million, compared to net income of $17.9 million in the prior year period. Net income attributable to common stockholders was $12.0 million in the third quarter of fiscal year 2016, or $0.21 per basic share, compared to$17.3 million, or $0.30 per basic share, in the prior year period.

Nine Months ended December 31, 2015 Financial Results

Net sales for the first nine months of fiscal 2016 ended December 31, 2015 were $278.9 million, compared to $303.8 million in the prior year period. Net sales from the Nutritional Food segment were $248.2 million, or 89.0% of net sales, compared to $281.7 million, or 92.7% of net sales, in the prior year period.

Gross profit was $137.9 million for the first nine months of fiscal 2016, compared to $135.4 million in the prior year period. Gross margin improved to 49.4% from 44.6% in the prior year period.

Income from operations was $46.0 million for the first nine months of fiscal 2016, compared to $57.2 million in the prior year period.

Net income was $20.9 million, compared to $47.8 million in the prior year period. Net income attributable to common stockholders was $20.1 million for the first nine months of fiscal 2016, or $0.35 per basic share, compared to $45.4 million, or $0.79 per basic share, in the prior year period.

Balance Sheet

As of December 31, 2015, the Company had cash and cash equivalents of $65.2 million and restricted cash of $224.1 million, including the current and non-current portions. Net accounts receivable increased to $24.0 million from $19.9 million as of September 30, 2015. The Company’s inventory position decreased to $86.9 million from $93.5 million as of September 30, 2015. Total debt was $474.0 million, including $98.7 million of short-term debt and $75.0 million of long-term debt due within one year, representing a decrease of $26.0 million from last quarter. Net debt, which is total debt net of cash and restricted cash, decreased to $184.7 million from $209.0 million as of September 30, 2015.

Fiscal 2016 Financial Outlook

As disclosed in the previous quarter, the Company believes that the previously announced revenue and net income forecast for fiscal 2016 will be difficult to achieve, mainly due to expected lower sales in the Nutritional Food segment and the foreign exchange loss impacting the business in the current fiscal year. The Company now expects total net sales for fiscal year 2016 to be between $375 and $400 million, and net income to be between $30 and 35 million. The Company remains optimistic about its prospects for continued strong growth above the industry average for fiscal 2017 and beyond, once its French facility is fully operational.

Recent Developments

The board of directors of the Company (the "Board") appointed Mr. Yalin Wu as independent director of the Board, effective January 21, 2016.

The Board received a non-binding proposal letter on January 14, 2016, from Mr. Liang Zhang, Chairman and chief executive officer of Synutra, and an affiliated entity of his, proposing a "going-private" transaction to acquire all of the outstanding common stock of the Company not already owned by the Buyer Group for US$5.91 in cash per Share. The Board then formed an independent special committee on January 21, 2016, composed of Ms. Jinrong Chen, Mr. Lei Lin and Mr. Yalin Wu, and elected Ms. Jinrong Chen as its chairperson, to consider the non-binding proposal letter.

Conference Call Details

The Company will hold a conference call on Friday, February 5, 2016 at 8:30 a.m. Eastern Time to discuss the financial results. Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (855) 500-8701
China Toll Free:	400-120-0654
Conference ID:	43131555

A webcast and replay of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.

Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products through its operating subsidiaries under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering all provinces and provincial-level municipalities in mainland China. As of December 31, 2015, this network comprised over 790 independent distributors and over 290 independent sub-distributors who sell Synutra products in approximately 24,330 retail outlets.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations, particularly the progress on the new drying facility project in France; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries and our ability to meet governmental requirements, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:

Synutra International, Inc.

Investor Relations Department

ir@synutra.com or 646-328-2552

Synutra International, Inc.

Consolidated Balance Sheets

Dollars and shares in thousands, except per share data

Synutra International, Inc.

Consolidated Statements of Operations

Dollars in thousands, except per share data